Exhibit 99.1

[Pegasystems logo appears here]

PEGASYSTEMS INC.	101 Main Street,
Cambridge, MA. 02142-1590. USA.

For information, contact:
Chris Sullivan	Beth Lewis
Chief Financial Officer	Investor Relations Manager
Pegasystems Inc.	Pegasystems Inc.
(617) 374-9600, ext. 6020	(617) 374-9600, ext. 6077
chris.sullivan@pega.com	beth.lewis@pega.com

Pegasystems Reports Second Quarter Pre-Tax Profits of $5.9 Million,

22% Increase Over Comparable Quarter Last Year

Success in Financial Services, Continued Strength in Services Revenue

CAMBRIDGE, Mass., July 28, 2003 – Pegasystems Inc. (NASDAQ: PEGA), a leading provider of smart business process management (BPM) software, today announced its second quarter results, reporting revenues of $25.5 million, pre-tax profits of $5.9 million, earnings per diluted share of $0.11 and positive cash flow from operations of $6.8 million.

Second Quarter Financial Performance
(In millions, except per share data and percentages)	Current Qtr. Q2 2003	Prior Qtr. Q1 2003	Prior Yr. Q2 2002
Total Revenue	$25.5	$25.6	$26.7
License Revenue	$15.9	$16.2	$19.1
% of Total Revenue	63%	63%	72%
Services Revenue	$9.6	$9.4	$7.6
% of Total Revenue	37%	37%	28%
Pre-tax Income	$5.9	$7.7	$4.9
Provision for income taxes	$2.0	$0.9	$0.3
Net Income	$3.9	$6.8	$4.6
Basic Earnings Per Share	$0.11	$0.20	$0.14
Diluted Earnings Per Share	$0.11	$0.19	$0.13

Henry Ancona, President and Chief Operating Officer commented, “Building on the first quarter’s success in the healthcare market, we saw continued success in financial services in the second quarter. During the quarter we sold our PegaCHECK Smart Adjust product to a Midwest banking organization and we extended a relationship with a user of our PegaCARD solution. In both cases the organizations needed a solution to ensure differentiated service to their end users, and in both cases Pegasystems offered the winning solution.

“We have had good success through the first half of the year and continue to focus on Simply Smart BPM. We have signed four new customers through the first half of the year, and renewed and expanded two existing customer relationships. Service revenues were $19 million for the first half of the year, up 22% over the first half of 2002, reflective of the additional projects underway. Service margins through the first half of the year were 32%, a significant improvement over 4% in the comparable period last year, and further validation of our focus on execution. We do not expect to continue this rate of services revenue growth and margin improvement as we move toward our goal of complementing our direct selling and support efforts with those of our alliance partners.

Ancona concluded, “As noted last quarter, customers remain cautious in making purchasing decisions. However, because we continue to receive positive response to our new technologies, we have committed to increase our investment in research and development and marketing.”

Said founder and CEO Alan Trefler, “We were delighted to see record attendance at this year’s user conference. Held mid-way through the quarter, we attracted a broad group of customers, partners and prospects. Based on positive feedback regarding our technology and attendees’ need for agile and flexible business processes, we look forward to continuing to leverage our rules-based BPM platform.”

Chris Sullivan, CFO, commented, “Total revenue of $25.5 million for the second quarter was essentially unchanged from the first quarter’s $25.6 million, and down $1.2 million from the comparable quarter last year as a decrease in license revenue was only partially offset by an increase in services revenue. We reported license revenue of $15.9 million, a decrease of $3.2 million compared to the second quarter of 2002, due primarily to the anticipated decline in FDR license revenue of approximately $2.4 million. Substantially all of our license revenue continued to be from existing customers who continue to confirm their support of Pegasystems with renewals, add-ons and extensions of existing licenses. We reported services revenue of $9.6 million, an increase of $2 million compared to the second quarter of 2002, primarily due to implementation projects associated with new customer license signings. While we have succeeded in signing more new customer license business in the first half of 2003, the implementation projects are not yet complete and therefore the associated license revenue has not yet been recognized.

“We continue to operate on a positive cash-flow basis and generated operating cash flows of $10.6 million during the first six months. Profits before taxes were $5.9 million for the second quarter, compared to $4.9 million for the comparable period last year. Net income for the second quarter, however, was negatively impacted as our effective tax rate trended higher. This trend is expected to continue, though the quarterly effective tax rate is subject to fluctuations due to a variety of factors including valuation allowance adjustments.

“We are maintaining our full-year 2003 revenue guidance in line with 2002’s $97.4 million, plus or minus 10%, and are maintaining our full-year EPS expectation at $0.45, plus or minus 10%. With the continued strong cash flow performance through the second quarter, we now expect to generate between $12 and $18 million of cash from operations in 2003.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Tuesday, July 29, 2003. Dial-in information is as follows: 800-982-3472 (domestic) or 703-871-3022 (international). A replay of the teleconference will be available at 888-266-2081 (domestic), 703-925-2533 (international), with a passcode of 196826.

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides rules-based, smart business process management (BPM) software to large organizations, helping to deliver significant ROI and providing them with the flexibility and agility to respond to changing business needs. With annualized revenues of approximately $100 million and a blue-chip customer base, the company offers applications for the financial services, healthcare, insurance and government markets, as well as a cross-industry BPM application. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2003 revenue, earnings per share and cash from operations. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services market, historically our core market, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of July 28, 2003. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to July 28, 2003.

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PEGASYSTEMS INC.

Condensed Consolidated Balance Sheets

(in thousands, except share-related amounts)

	June 30, 2003	December 31, 2002

Assets
Current assets
Cash and cash equivalents	$70,125	$57,393
Trade accounts receivable, net of allowance for doubtful accounts of $417 in 2003 and $507 in 2002	6,198	4,897
Short-term license installments	33,838	32,178
Short-term investments	4,874	5,303
Prepaid expenses and other current assets	544	790

Total current assets	115,579	100,561

Long-term license installments, net of unearned interest income	55,017	48,667
Long-term investments	—	750
Equipment and improvements, net of accumulated depreciation and amortization	1,127	1,727
Acquired technology, net of accumulated amortization	904	1,079
Other assets	227	196
Goodwill	2,346	3,246

Total assets	$175,200	$156,226

Liabilities and Stockholders’ Equity
Current liabilities
Accrued payroll related expenses	$6,434	$7,695
Accounts payable and accrued expenses	8,168	5,220
Deferred revenue	17,367	12,145

Total current liabilities	31,969	25,060

Deferred income taxes	1,100	—
Other long-term liabilities	232	239

Total liabilities	33,301	25,299

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized; 34,356,188 shares and 34,291,389 shares issued and outstanding in 2003 and 2002, respectively	344	343
Additional paid-in capital	113,507	113,488
Stock warrants	374	374
Retained earnings	26,776	16,054
Accumulated other comprehensive income:
Net unrealized gain on investments available for sale	5	—
Foreign currency translation adjustments	893	668

Total stockholders’ equity	141,899	130,927

Total liabilities and stockholders’ equity	$175,200	$156,226

PEGASYSTEMS INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue
Software license	$15,937	$19,105	$32,134	$35,371
Services	9,550	7,562	18,977	15,507

Total revenue	25,487	26,667	51,111	50,878

Cost of revenue
Cost of software license	88	673	175	1,316
Cost of services	6,525	7,601	12,921	14,893

Total cost of revenue	6,613	8,274	13,096	16,209

Gross profit	18,874	18,393	38,015	34,669

Operating expenses
Research and development	5,438	5,604	10,198	11,354
Selling and marketing	6,379	5,979	11,912	11,708
General and administrative	2,879	3,103	5,389	5,512

Total operating expenses	14,696	14,686	27,499	28,574

Income from operations	4,178	3,707	10,516	6,095

Installment receivable interest income	1,350	1,258	2,550	2,516
Other interest income, net	130	180	335	323
Other income (expense), net	260	(292)	221	(443)

Income before provision for income taxes	5,918	4,853	13,622	8,491
Provision for income taxes	2,000	250	2,900	450

Net income	$3,918	$4,603	$10,722	$8,041

Earnings per share
Basic	$0.11	$0.14	$0.31	$0.24

Diluted	$0.11	$0.13	$0.30	$0.22

Weighted average number of common and common equivalent shares outstanding
Basic	34,337	33,738	34,345	33,442

Diluted	35,516	36,819	35,261	35,900

PEGASYSTEMS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities
Net income	$10,722	$8,041
Adjustments to reconcile net income to net cash provided by operating activities:
Stock option income tax benefits	252	—
Deferred income tax	1,100	—
Depreciation and amortization	860	2,504
Reduction in provision for doubtful accounts receivable	(90)	—
Changes in operating assets and liabilities:
Trade and installment accounts receivable	(9,222)	(1,208)
Prepaid expenses and other current assets	258	1,650
Accounts payable and accrued expenses	1,537	(946)
Deferred revenue	5,222	2,798

Net cash provided by operating activities	10,639	12,839

Cash flows from investing activities
Purchase of investments	(3,620)	—
Maturing investments	4,799	—
Acquisition of 1mind	—	(573)
Purchase of equipment and improvements	(84)	(291)
Other long-term assets and liabilities	(20)	(3)

Net cash provided by (used in) investing activities	1,075	(867)

Cash flows from financing activities
Payments under capital lease obligation	—	(81)
Proceeds from sale of stock under Employee Stock Purchase Plan	253	177
Exercise of stock options	419	3,631

Net cash provided by financing activities	672	3,727

Effect of exchange rate on cash and cash equivalents	346	304

NET INCREASE IN CASH AND CASH EQUIVALENTS	12,732	16,003

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	57,393	33,017

CASH AND CASH EQUIVALENTS, END OF PERIOD	$70,125	$49,020